MAX BERUEFFY
Senior Associate Counsel
Writer’s Direct Number: (205)268-3581
Facsimile Number: (205)268-3597
Toll-Free Number: (800)627-0220

July 2, 2012

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Gentlemen:

This opinion is submitted with respect to the registration statement on Form N-4, file numbers 333-                 and  811-09655, to be filed by Protective Life Insurance Company (the “Company”), as depositor, and United Investors Advantage Gold Variable Annuity (the “Separate Account”), as registrant, with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940.  The flexible premium deferred variable annuity contracts registered under this registration statement will be known as “Advantage Gold” deferred variable annuity. I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Tennessee and is a validly existing corporation.

2.	The Separate Account is a duly authorized and validly existing separate account pursuant to the Missouri Insurance Statutes and the regulations issued thereunder.

3.	Assets allocated to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4.
The Contracts, to be issued as contemplated by the Form N-4 registration statement, when issued and delivered will constitute legally issued and binding obligations of the Company in accordance with their terms.

              I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts and the Separate Account.

Very truly yours,

/s/ Max Berueffy

Max Berueffy
Senior Associate Counsel